Exhibit (a)(5)(5)

H&E Equipment Services, Inc. Receives Superior Proposal from Herc Holdings Inc.

BATON ROUGE, La., Feb. 18, 2025 – H&E Equipment Services, Inc. d/b/a H&E Rentals (NASDAQ: HEES) (“H&E”) today announced that it has determined that a definitive offer from Herc Holdings Inc. (NYSE: HRI) (“Herc”) to acquire all of the outstanding shares of H&E common stock for a combination of cash and Herc common stock constitutes a “Superior Proposal,” as defined in the existing merger agreement (the “United Rentals Merger Agreement”) with United Rentals, Inc. (NYSE: URI) (“United Rentals”). The Herc definitive offer, which expires at 12:01 p.m. Eastern Time on February 24, 2025, includes a fully negotiated merger agreement and the related financing commitments.

The Herc definitive offer provides for consideration of (i) $78.75 in cash, without interest, less any applicable withholding of taxes, and (ii) a fixed exchange ratio of 0.1287 shares of Herc common stock, without interest, per share of H&E common stock. The combination of cash and stock is equal to approximately $104.59 per share of H&E common stock, based upon Herc’s closing price on February 14, 2025, of $200.74 per share.

In accordance with the United Rentals Merger Agreement, H&E notified United Rentals of the H&E board of directors’ determination that the definitive offer from Herc constituted a Superior Proposal, following which United Rentals notified H&E in writing that it does not intend to submit a revised proposal and has waived the four business day match period under the United Rentals Merger Agreement, which will permit H&E to terminate its existing merger agreement and enter into a merger agreement with Herc.

H&E is not permitted to enter into a merger agreement with Herc until H&E satisfies certain other requirements under the United Rentals Merger Agreement, which are currently anticipated to be satisfied on or about February 19, 2025.

Under the United Rentals Merger Agreement, H&E is required to pay a $63,523,892 termination fee to United Rentals if H&E terminates the United Rentals Merger Agreement in order to enter into an agreement with Herc. Herc has agreed to pay the termination fee to United Rentals on behalf of H&E in such event. H&E would be required to repay Herc for the United Rentals termination fee under certain circumstances in connection with a termination of the merger agreement with Herc. At this time, H&E’s board of directors has neither changed its recommendation with respect to the pending transaction with United Rentals nor terminated the United Rentals Merger Agreement. There can be no assurances that a transaction with Herc will result from Herc definitive offer, or that any other transaction will be consummated.

H&E today also announced the expiration of the 35-day “go-shop” period as of 11:59 p.m. Eastern Time on February 17, 2025, in accordance with the terms of the United Rentals Merger Agreement.

About H&E

Founded in 1961, H&E is one of the largest rental equipment companies in the nation. The Company’s fleet is comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Additional Information and Where to Find it

This press release is for information purposes only and not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws. These forward-looking statements speak only as of the date hereof. H&E Equipment Services undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws. On January 28, 2025, United Rentals and its acquisition subsidiary, UR Merger Sub VII Corporation (“Purchaser”), filed a Tender Offer Statement on Schedule TO with the SEC and on January 28, 2025, H&E Equipment Services filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Those materials and all other documents filed by, or caused to be filed by, United Rentals and H&E Equipment Services with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The tender offer materials and related materials also may be obtained for free (when available) under the “Financials—SEC Filings” section of United Rentals’ investor website at https://investors.unitedrentals.com/, and the Solicitation/Recommendation Statement and such other documents also may be obtained for free (when available) from H&E Equipment Services under the “Financial Information—SEC Filings” section of H&E Equipment Services’ investor website at https://investor.he-equipment.com/.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, investors should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. H&E Equipment Services uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “targets,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals and H&E Equipment Services, as well as the possibility that (1) United Rentals and H&E Equipment Services may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) H&E Equipment Services’ business may suffer as a result of uncertainty surrounding the proposed transaction, or any adverse effects on H&E Equipment Services’ ability to maintain relationships with customers, employees and suppliers; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (5) any negative effects of the announcement of the proposed transaction or the financing thereof on the market price of H&E Equipment Services common stock or other securities; and (6) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E Equipment Services. H&E Equipment Services gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and H&E Equipment Services described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E Equipment Services. These forward-looking statements speak only as of the date hereof. H&E Equipment Services undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

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Contact:

H&E Equipment Services, Inc.

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com